Exhibit 10.3

Execution Version

ALICO, INC.
AMENDED AND RESTATED ANNUAL PERFORMANCE AND LONG TERM BONUS AGREEMENT

THIS AMENDED AND RESTATED ANNUAL PERFORMANCE AND LONG TERM BONUS AGREEMENT (the "Agreement") is being entered into effective as of December 23, 2024 ("Effective Date"), by and between John E. Kiernan, a Florida resident ("Key Employee") and Alico, Inc., a Florida corporation ("Company") (each of the Key Employee and the Company a "Party" and collectively "Parties").

1. Purpose. The Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company to enter into this Agreement to provide incentives to Key Employee, who is one of the key employees of the Company, to remain employed by the Company or its affiliates and to reward such employee for performance results and longevity with the Company and its affiliates. The Agreement is intended to benefit the Company by creating such incentives for Key Employee, whose services are crucial to the success of the Company. This Agreement amends and restates that certain Annual Performance and Long Term Bonus Agreement entered into by and between Key Employee and the Company, dated as of April 1, 2022, as amended by that certain letter agreement between Key Employee and the Company, dated May 15, 2023 (the "Prior Agreement"); provided, that for the avoidance of doubt, such amendment and restatement shall not be construed to extinguish any rights Key Employee may have to payment of the Long Term Retention Bonus earned or eligible to be earned under the Prior Agreement pursuant to the terms thereof.

2. Long Term Retention Bonus. Key Employee and the Company hereby acknowledge that a Long Term Return of Capital Bonus of $300,000, is payable to Key Employee, which shall represent payment in full of any obligations under the Prior Agreement to Key Employee, and that Key Employee did not earn a Long Term Cash Flow Bonus with respect to the Long Term Period (each as defined in the Prior Agreement). Notwithstanding anything to the contrary in the Prior Agreement, such Long Term Return of Capital Bonus shall payable as follows:

(a) One Hundred percent (100%) of the Long Term Return of Capital Bonus shall be earned on January 1, 2025, so long as Key Employee is continuously employed by the Company or its affiliates through such date, with such earned installment to be paid on the next immediately following regular payroll date following its being earned, in a lump sum payment of cash or other immediately available funds, but in no event later than January 31 of the calendar year in which earned.

(b) Notwithstanding the foregoing Section 2(a), in the event of a Change in Control (as defined in the Prior Agreement) of the Company occurring on or after September 30, 2024, but prior to the payment of the Long Term Return of Capital Bonus in full, such Long Term Return of Capital Bonus shall be paid within thirty (30) days of such Change in Control, in cash or other immediately available funds, in one lump sum.

3. Transaction Bonus.

(a) Key Employee is eligible to earn an additional bonus upon a Change in Control (the "Transaction Bonus") (but upon no more than one Change in Control) which occurs during the period from the Effective Date through September 30, 2027 (the "Long Term Period") so long as he remains continuously employed by the Company or its affiliates through the closing of such Change in Control as follows:

(i) In the event the sales price per share of Company Common Stock ("Stock") (or net value that would be distributable to shareholders per share in the case of an asset sale, assuming an immediate liquidation of the Company, as determined in good faith by the Board) ("Sale Price") is at least $35 (but less than $40/share), Key Employee shall be paid a Transaction Bonus equal to 0.25% of the Market Capitalization; or

(ii) In the event the Sale Price is at least $40 (but less than $45/share), Key Employee shall be paid a Transaction Bonus equal to 0.5% of the Market Capitalization; or

(iii) In the event the Sale Price is at least $45 (but less than $50/share), Key Employee shall be paid a Transaction Bonus equal to 0.75% of the Market Capitalization; or

(iv) In the event the Sale Price is at least $50 (but less than $55/share), Key Employee shall be paid a Transaction Bonus equal to 1% of the Market Capitalization; or

(v) In the event the Sale Price is at least $55, Key Employee shall be paid a Transaction Bonus equal to 1.25% of the Market Capitalization.

(vi) For the avoidance of doubt, Key Employee will not be entitled to the Transaction Bonus if the Sale Price is below $35. All share values above shall be subject to equitable adjustment for stock splits, reverse stock splits, recapitalization, stock dividends reorganizations and the like determined in the good faith discretion of the Board so at to avoid the inequitable enlargement or diminution of rights.

(b) For the purposes of this Agreement (other than Section 2), "Change in Control" shall mean, the first (and only the first) occurrence and consummation of any of the following:

(i) The acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Group") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding common stock of the Company (the "Outstanding Company Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any entity

pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) of this definition;

(ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by (i) a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) the holders of at least a majority of the Outstanding Company Voting Securities, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange, consolidation, or similar transaction involving the Company or any of its subsidiaries with a third party, or a sale or other disposition of all or substantially all of the assets of the Company to a third party, or a sale or other disposition to a third party of all or substantially all of the assets of one or more subsidiaries of the Company that constitute all or substantially all the assets of the Company and its subsidiaries on a consolidated basis (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person or Group (excluding any entity resulting from such Business Combination or any parent of such entity, any employee benefit plan (or related trust) of the Company, such entity resulting from such Business Combination or such parent) beneficially owns, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, unless the transaction is subsequently abandoned or otherwise fails to occur.

(c) For the purposes of this Agreement, "Market Capitalization" shall mean the then total number of issued and outstanding shares of the Company as of the closing of the Change in Control, determined on a fully diluted basis, but ignoring convertible rights that are not "in the money" based upon the Sale Price, *multiplied by* the Sale Price.

4. Transaction Bonus Payment. To the extent earned, the Transaction Bonus shall be paid to Key Employee by the Company in cash or other immediately available funds, in one lump sum, within thirty (30) days following a Change in Control.

5. Annual Performance Bonus. During each fiscal year (October 1 through September 30 a "Fiscal Year") of his employment beginning with the Fiscal Year ending September 30, 2025, Key Employee is eligible to earn an "Annual Discretionary Performance Bonus" (the "Annual Performance Bonus") all in accordance with performance targets adopted from time to time and calculated as described on Exhibit A attached hereto, so long as Key Employee is continuously employed from the Effective Date through the last day of the applicable Fiscal Year. The performance targets shall be determined by the Company from time to time, and the Parties agree that on or before October 31 following each completed Fiscal Year hereafter, the Company shall, for each Fiscal Year during the term of Key Employee's employment, provide a written notice to Key Employee specifying the amount of each applicable target determined by the Company for such then current applicable Fiscal Year and setting forth the performance metrics and performance targets for such then current Fiscal Year.

6. Annual Performance Bonus Payment. The Annual Performance Bonus shall be paid to Key Employee by the Company in a lump sum of cash or other immediately available funds within five (5) business days (for clarity, business days shall refer to calendar days Monday through Friday, excluding U.S. Federal holidays) of the receipt of the audited financials of the Company and determination of the Annual Performance Bonus amount in accordance with Exhibit A, but in no event later than December 31 of the calendar year in which the Annual Performance Bonus is calculated (for example, with respect to the Annual Performance Bonus with respect to Fiscal Year ending September 30, 2025, such Annual Performance Bonus shall be paid no later than December 31, 2025).

7. Real Estate Commission Bonus. Key Employee is eligible to earn a "Real Estate Commission Bonus", in accordance with performance metrics described on and calculated in accordance with Exhibit A attached hereto with respect to the Fiscal Year ending September 30, 2025. The Real Estate Commission Bonus earned by Key Employee, if any, will be paid within sixty (60) days following the end of the Fiscal Year in which the Real Estate Commission Bonus is payable in accordance with Exhibit A (but in no event later than the December 31 of the calendar year in which the Real Estate Commission Bonus is payable).

8. Restricted Stock Unit Grant. The CEO will be awarded performance-based Restricted Stock Unit grants to pursuant to that certain Alico, Inc. Stock Incentive Plan of 2015 (as amended

from time to time, the "Plan"), which will be eligible to vest in accordance with the terms and conditions provided in an Award Agreement substantially in the form attached hereto as Exhibit B.

9. Tax Matters.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein will be exempt or compliant with, all requirements of Internal Revenue Code Section 409A (as amended from time to time), provided, however, that the Company and its affiliates and successors (and their respective officers, directors, partners, general partners, employees or agents) make no representation or guarantee that the terms of this Agreement are exempt from or comply with Internal Revenue Code Section 409A, and shall have no liability for any failure of the terms of this Agreement to be exempt from or comply with the provisions of Internal Revenue Code Section 409A.

(b) All compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Internal Revenue Code Section 409A shall be subject to, limited by and construed in accordance with the requirements of Internal Revenue Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section.

(c) Notwithstanding anything contained herein to the contrary, payment upon a Change in Control, to the extent required by Internal Revenue Code Section 409A, if applicable, shall be made in the event such Change in Control constitutes a "change in the ownership," "a change in effective control," or "a change in the ownership of a substantial portion of the assets" of the Company within the meaning of Treasury Regulation Section 1,409A-3(i)(5).

(d) Any bonus or amount that is to be paid under this Agreement in two or more installments, shall be treated as a separate payment for purposes of Internal Revenue Code Section 409A.

(e) If Key Employee is a "specified employee" within the meaning of Internal Revenue Code Section 409A, any payment of an amount subject to the requirements of Internal Revenue Code Section 409A made in connection with Key Employee's termination of employment shall not be made earlier than six (6) months after the date of such termination to the extent required by Internal Revenue Code Section 409A, and shall instead be paid in a lump sum on the first day of the seventh month following his termination of employment (or upon his death, if earlier).

(f) Notwithstanding any other provisions of this Agreement or the Employment Agreement, if any payment or benefit received or to be received by the Key Employee (including any payment or benefit received in connection with any change in control or the termination of the Key Employee's employment, whether pursuant to the terms of this Agreement, the Bonus Agreement, or any other plan, arrangement, or agreement) (all such payments and benefits, including but not limited to the Severance Payments (as defined in the Employment Agreement), Long Term Retention Bonus, and Transaction Bonus, being hereinafter referred to as the "Total Payments") would constitute an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G that would be subject (in whole or part), to any excise tax imposed

under Internal Revenue Code Section 4999 (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Internal Revenue Code Section 280G in such other plan, arrangement, or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, and local income taxes on such reduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, and local income taxes on such Total Payments and the amount of Excise Tax to which the Key Employee would be subject in respect of such unreduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such unreduced Total Payments), all as determined in good faith by the Board (with the advice of the Accounting Firm). If a reduction in the Total Payments is necessary pursuant to this Section 9(f), then the reduction shall occur by first reducing the Transaction Bonus payable pursuant to Section 4 hereof, then by reducing the Long Term Retention Bonus payable pursuant to Section 3 hereof, then by reducing any other amounts payable pursuant to this Agreement, then by reducing the Severance Payment, then by reducing the any other amounts payable pursuant to the Employment Agreement, and finally by reducing the accelerated vesting of equity awards (based on the reverse order of the date of grant). For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Key Employee shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Internal Revenue Code Section 280G(b) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, based on the determination of an accounting firm that is selected by the Company, for purposes of making the applicable determinations under this Section (f) (the "Accounting Firm"), does not constitute a "parachute payment" within the meaning of Internal Revenue Code Section 280G(b)(2) (including by reason of Internal Revenue Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account that, based on the determination of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Internal Revenue Code Section 280G(b)(4)(B), in excess of the "base amount" within the meaning of Internal Revenue Code Section 280G(b)(3) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Internal Revenue Code Sections 280G(d)(3) and (4). At the time that payments are made under this Agreement or under the Employment Agreement, if any reduction applies under this Section, the Company shall provide the Key Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). For purposes of clarity, the Key Employee shall not be entitled to any form of tax gross-up in connection with Internal Revenue Code Sections 280G or 4999 under any circumstances.

10. Nontransferability: Payment after Death. Key Employee's rights and privileges hereunder, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise and shall not be subject to execution, attachment or similar process. In the event of Key

Employee's death, payment of any remaining amount due hereunder shall be made to the beneficiary designated in a form acceptable to the Company. In the event no such designation is delivered to the Company, then to the duly appointed and qualified executor or other personal representative of Key Employee to be distributed in accordance with the Key Employee's Will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death of Key Employee, then to such persons as, at the date of his or her death, would be entitled to share in the distribution of Key Employee's personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

11. Forfeiture. Notwithstanding any other provision of this Agreement, all rights of Key Employee to receive any payments hereunder will be discontinued and forfeited and the Company will have no further obligation hereunder to Key Employee, (i) in the event Key Employee violates or is in breach of that certain Second Amended and Restated Employment Agreement by and between Key Employee and the Company dated concurrently as of the date hereof, as amended from time to time ("Employment Agreement"), or any non-compete agreements, confidentiality agreements, non-solicitation agreements, or other restrictive covenants or terms of employment entered into by Key Employee with the Company, and (ii) in the event Key Employee is terminated by the Company for "Cause" as defined in the Employment Agreement or resigns where Cause exists.

12. Withholding. The Company shall have the right to deduct from all amounts paid pursuant to this Agreement any taxes required by law to be withheld with respect to such payments.

13. Adjustments. In the event of a recapitalization, merger, consolidation, acquisition or disposition of property, separation, spin-off, reorganization, liquidation affecting the Company or any affiliate thereof, the Board shall have broad authority in its sole discretion, to adjust all rights contemplated by this Agreement, including the provisions of any schedule or exhibit to this Agreement, so as to prevent the inequitable enlargement or diminution of Key Employee's rights hereunder, without the consent of Key Employee. [For example, if the Company acquires another business, EBITDA and/or Operating Cash Flow targets may be adjusted and increased.]

14. Miscellaneous Provisions.

(a) Neither this Agreement nor any action taken hereunder shall be construed as giving Key Employee any right to be retained in the employ of the Company or any affiliate or limit the Company's or any of its affiliates' ability or right to terminate the service provider relationship of Key Employee with such person.

(b) The obligations of the Company hereunder shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. Neither Key Employee nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement and Key Employee or such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Agreement.

(c) Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing and shall be deemed given i) upon delivery, if delivered in person, ii) upon response, if by email to the email address known to be associated with such notice recipient and which email is confirmed or responded to by such receiving Party, or iii) five days following deposit with the United States Postal Service by registered or certified mail, with proper postage, which shall be addressed as follows:

Key Employee:
John E. Kiernan
To the most recent contact information on file in the payroll records of the Company.

Company:
Alico, Inc.
Attn: Compensation Committee Chair
10070 Daniels Interstate Court
Suite 200
Fort Myers, FL 33913

(d) This Agreement, together with agreements, exhibits, and schedules referenced herein, including the Employment Agreement, constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(e) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any other person any rights or remedies by virtue hereof. Except as provided herein, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto.

(f) This Agreement may be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and the Company may modify this Agreement in accordance with Section 13 hereof or as otherwise expressly provided herein. This Agreement shall terminate upon the earlier of the mutual agreement of the Parties in writing or a Change in Control; provided however, any obligations to make payments with respect to any amount earned prior to or simultaneously with the termination hereof, shall survive until such amounts are paid. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(g) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(h) This Agreement shall be interpreted, construed, and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof. The Parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation arising out of, relating in any way to, or concerning this Agreement or its termination, including whether such a dispute is arbitrable, shall be settled by arbitration. Notwithstanding the foregoing, any Party to this Agreement may commence a proceeding in any court of competent jurisdiction to enter a judgment of any award rendered in the arbitration or to enforce any arbitration award or a settlement resulting from mediation or negotiation of the Parties. This agreement to arbitrate includes, but is not limited to, all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Key Employee shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment arbitration rules and mediation procedures of the American Arbitration Association in effect at the time that a demand for arbitration under the rules is made, and such proceeding shall be conducted in the English language by a sole arbitrator in Lee County, Florida, and governed by the Florida Arbitration Act and the substantive laws of the State of Florida, without regard to any applicable state's choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all Parties, their heirs, executors, administrators, successors, and assigns, and shall not be subject to appeal, review, or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that (in each case) prejudices the rights of a party to the arbitration. Each Party shall bear its own expenses in the arbitration for arbitrators' fees and attorneys' fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, shall be borne equally by the Parties.

(i) This Agreement may be executed in several counterparts with the same effect as if the signature on each such counterpart were on the same instrument. A signed copy, including by DocuSign or other electronic or digital signature, of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j) Any determination made by the Board or by an appropriately delegated officer with respect to this Agreement, shall be made in the sole discretion of the Board or such delegate, unless in contravention of any express term of this Agreement, and all such decisions made by the Board or any appropriately delegated officer shall be final, binding and conclusive on all persons, including the Key Employee.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on December 23, 2024 to be effective as of the Effective Date.

Alico, Inc., a Florida corporation	Key Employee:
By: ______________________	______________________
Toby K. Purse	John E. Kiernan